CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2016, relating to the financial statements and financial highlights of Triad Small Cap Value Fund, a series of PFS Funds, for the period ended May 31, 2016, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
September 26, 2016